                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):  | |  Form 10-K  |_|  Form 20-F  |_|  Form 11-K  |X|  Form 10-Q

              |_|  Form 10-D  |_|  Form N-SAR |_|  Form N-CSR

              For Period Ended: September 30, 2011

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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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PART I  --  REGISTRANT INFORMATION

Full Name of Registrant:  MIP Solutions, Inc.

Former Name if Applicable:  not applicable

Address of Principal Executive Offices (Street and Number):

3941 Park Dr. suite 20-196

El Dorado Hills, Ca 95762

Laughlin Associates, Inc.

2533 N. Carson Street

Carson City, NV 89706

Telephone (775) 883-8484 ext 202

(Name, Address, and Telephone Number of Agent for Service)

PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

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       (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without

            unreasonable effort or expense;

   X   (b)  The subject  annual report, semi-annual  report, transition report on Form 10-K,  Form 20-F, Form 11-K, Form N-SAR or

            Form N-CSR, or portion thereof, will be filed on or before the fifteenth  calendar day following the  prescribed due date; or

       (c)  The accountant's statement or other exhibit required by

            Rule 12(b)-25(c) has been attached if applicable.

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PART III -- NARRATIVE

       State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K,

10-Q, 10-D, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

Lack of capital to pay for professional services has led to our inability to complete our June 30, 2011 10-Q in a timely fashion.

PART IV -- OTHER INFORMATION

(1)      Name and telephone number of person to contact in regard to this notification

          Jeff Lamberson               916            293-6337

              (Name)               (Area Code)   (Telephone Number)

(2)      Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act

of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,

identify report(s). |X| Yes |_| No

(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

|_| Yes |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                               MIP Solutions, Inc.

                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 14, 2011                      By:      /s/ Jeffery Lamberson

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                                                 Jeffery Lamberson, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing  the form  shall  be typed or  printed  beneath  the  signature.  If the statement is signed on behalf of the registrant by an authorized  representative

(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

        Intentional misstatements or omissions of fact constitute Federal

                   Criminal Violations (See 18 U.S.C. 1001).